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                                                                  Exhibit 99.1


                             TITAN PRESS RELEASE

 TITAN ANNOUNCES OFFERING OF $200 MILLION OF CONVERTIBLE PREFERRED SECURITIES

SAN DIEGO, CA -- February 4, 2000 -- THE TITAN CORPORATION (NYSE:TTN) today announced that it has agreed to issue up to $250 million of convertible preferred securities in a private placement, priced to yield 5.75%, with a conversion premium of approximately 23.10% and a conversion price of $49.625.

The convertible preferred securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Investor Relations Contact: Rochelle Bold, Vice President Investor Relations
(858) 552-9400 or invest@titan.com
Press Releases and other Titan information are available on The Titan Corporation's World Wide Web site:
http://www.titan.com.